EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is made effective as of December 29, 2008 (the "Effective Date"), by and between Empire State Bank,
N.A., a national banking association (the "Bank") and Joseph L. Macchia ("Executive"). The Bank and Executive are sometimes collectively referred to herein as the "parties." Any references to the "Company" shall mean ES Bancshares, Inc., the holding company of the Bank.

     WHEREAS, Executive is serving as Senior Vice President - Retail Banking of the Bank; and

     WHEREAS, the Bank wishes to assure itself of the services of Executive as an officer of the Bank for the period provided in this Agreement, and in order to induce Executive to remain in the employ of the Bank and to provide further incentive for Executive to achieve the financial and performance objectives of the Bank, the parties desire to enter into this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the terms and conditions hereinafter provided, the parties hereby agree as follows:

1.   POSITION AND RESPONSIBILITIES.

     During the term of this Agreement, Executive shall serve as Senior Vice President - Retail Banking of the Bank. Executive shall be responsible for retail branch administration, business development and shall serve as sales and marketing director. Executive shall have such duties, responsibilities and powers as are customary and appropriate for such offices, including without limitation, keeping the board of directors of the Bank (the "Board") fully informed of his activities.

2.   TERM AND DUTIES.

     (a) Two Year Contract; Annual Renewal. The term of Executive's employment under this Agreement shall commence as of the Effective Date and shall continue for a period of two (2) years (the "Employment Period"). Commencing on the first anniversary date of the Effective Date, and continuing at each anniversary date thereafter (the "Anniversary Date"), the Agreement shall renew for an additional year such that the remaining term shall be two (2) years; provided, however, if written notice of nonrenewal is provided to Executive at least thirty (30) days and not more than sixty (60) days prior to an Anniversary Date, the term of this Agreement shall not so renew, provided further that on an annual basis prior to the issuance of the notice of nonrenewal or the deadline for the notice period referenced above, which ever comes first, the Board shall conduct a performance review of Executive for purposes of determining whether to provide notice of nonrenewal. If (i) timely notice is not delivered to the Executive, or (ii) if such performance review is not conducted as required above and its related findings provided in its entirety to the Executive, the Agreement shall be automatically extended for an additional year.

     (b) Change in Control. In the event of a Change in Control (as defined in Section 7 of this Agreement), the Employment Period shall no longer be applicable, and the term of this Agreement shall be deemed amended such that Executive's period of employment shall be

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automatically  extended  to the  second  anniversary  of the date on which  such
Change in Control occurs (the "Revised Employment Period"), and shall be further extended automatically for one (1) additional day each day following such Change in Control, unless either Executive or the Bank elects not to extend the Revised Employment Period further by giving written notice thereof to the other party, in which case the Revised Employment Period shall become fixed and shall end on the second anniversary of such written notice.

     (c) Termination of Agreement. Notwithstanding anything contained in this Agreement to the contrary, either Executive or the Bank may terminate Executive's employment with the Bank at any time during the term of this Agreement, subject to the terms and conditions of this Agreement.

     (d) Continued Employment Following Expiration of Term. Nothing in this Agreement shall mandate or prohibit a continuation of Executive's employment following the expiration of the term of this Agreement, upon such terms and conditions as the Bank and Executive may mutually agree.

     (e) Duties. During the term of this Agreement, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence approved by the Board, Executive shall devote substantially all of his business time, attention, skill, and efforts to the faithful performance of his duties hereunder, including activities and services related to the organization, operation and management of the Bank, and shall take all reasonably necessary and appropriate actions to promote, develop and extend the business of the Bank.

3.   COMPENSATION, BENEFITS AND REIMBURSEMENT.

     (a) Base Salary. In consideration of Executive's performance of the duties set forth in Section 2, the Bank shall provide Executive the compensation specified in this Agreement. The Bank shall pay Executive a salary of $____________ per year ("Base Salary"). The Base Salary shall be payable in accordance with the Bank's regular payroll practices. During the term of this Agreement, the Board may consider increasing, but not decreasing, Executive's Base Salary on an annual basis, as the Board deems appropriate. Any increase in Base Salary shall become "Base Salary" for purposes of this Agreement.

     (b) Bonus. Executive shall be entitled to participate in any bonus plan of the Bank in which Executive is eligible to participate. Nothing paid to Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

     (c) Employee Benefits. The Bank shall provide Executive with employee benefit plans, arrangements, life insurance and perquisites substantially equivalent to those in which Executive was participating or from which he was deriving benefit immediately prior to the commencement of the term of this Agreement, and the Bank shall not, without Executive's prior written consent, make any changes in such plans, arrangements or perquisites that would adversely affect Executive's rights or benefits thereunder, except as to any changes that are applicable to all participating employees. Without limiting the generality of the foregoing provisions of this Section 3(c), Executive will be entitled to participate in and receive benefits



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

under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health-and-accident insurance plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives, including any stock benefit plans, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements (collectively, the "Benefit Plans").

     (d) Paid Time Off. Executive shall be entitled to paid vacation time of four (4) weeks each year during the term of this Agreement (measured on a fiscal or calendar year basis, in accordance with the Bank's usual practices), as well as sick leave, holidays and other paid absences in accordance with the Bank's policies and procedures for senior executives. Any unused paid time off during an annual period shall be treated in accordance with the Bank's personnel policies as in effect from time to time.

     (e) Expense Reimbursements. Upon submission of appropriate invoices or vouchers as the Bank shall specify, the Bank shall pay or reimburse Executive for all reasonable expenses incurred by Executive in the performance of his duties hereunder in furtherance of the business, and in keeping with the policies of the Bank and its subsidiaries and affiliates, provided that such payment or reimbursement shall be made as soon as practicable but in no event later than March 15 of the year following the year in which such the right to such payment or reimbursement occurred.

4.   OUTSIDE ACTIVITIES.

     Executive may serve as a member of the board of directors (or a committee thereof) of business, civic, corporate, community and charitable organizations subject to the Executive giving notice thereof to the Board, provided that in each case such service shall not materially interfere with the performance of his duties under this Agreement or present any conflict of interest. Such service to and participation in outside organizations shall be presumed for these purposes to be for the benefit of the Bank, and the Bank shall reimburse Executive his reasonable expenses associated therewith.

5.   WORKING FACILITIES AND EXPENSES.

     Executive's principal place of employment shall be the Bank's principal executive offices. The Bank shall provide Executive, at his principal place of employment, with a private office, stenographic services and other support services and facilities suitable to his position with the Bank and necessary or appropriate in connection with the performance of his duties under this Agreement. The Bank shall reimburse Executive for his ordinary and necessary business expenses incurred in connection with the performance of his duties under this Agreement, including, without limitation, fees for organizations that Executive and the Board mutually agree are necessary and appropriate to further the business of the Bank, and travel and reasonable entertainment expenses. Reimbursement of such expenses shall be made upon submission of appropriate invoices or vouchers as the Bank shall specify.



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6.   PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

     (a) Upon the occurrence of an Event of Termination (as herein defined) during the term of this Agreement, the provisions of this Section 6 shall apply; provided, however, that in the event such Event of Termination occurs within eighteen (18) months following a Change in Control (as defined in Section 7 hereof), Section 7 shall apply instead. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

          (i) the involuntary termination of Executive's employment hereunder by the Bank for any reason other than termination governed by Section 7 (in connection with or following a Change in Control), Section 9 (due to Disability), or Section 10 (for Just Cause); or

          (ii) Executive's resignation from the Bank's employ upon any of the following, unless consented to by Executive:

               (A) failure to appoint  Executive  to the  position  set forth in
          Section 1, or a material change in Executive's function, duties, or responsibilities, which change would cause Executive's position to become one of lesser responsibility, importance, or scope from the position and responsibilities described in Section 1, to which Executive has not agreed in writing (and any such material change shall be deemed a continuing breach of this Agreement by the Bank);

               (B) a relocation of Executive's principal place of employment to a location that is more than twenty (20) miles from the location of the Bank's principal executive offices as of the date of this Agreement;

               (C) a material reduction in the benefits and perquisites, including Base Salary, to Executive from those being provided as of the Effective Date (except for any reduction that is part of a reduction in pay or benefits that is generally applicable to officers or employees of the Bank);

               (D) a liquidation or dissolution of the Company or the Bank; or

               (E) a material breach of this Agreement by the Company or the Bank.

Upon the occurrence of any event described in clause (ii) above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation for "Good Reason" upon not less than thirty (30) days prior written notice given within a reasonable period of time (not to exceed ninety (90) days) after the event giving rise to the right to elect, which termination by Executive shall be an Event of Termination. The Bank shall have thirty (30) days to cure the condition giving rise to the resignation for Good Reason, provided, that the Bank may elect to waive said thirty (30) day period.

     (b) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or, in the event of his subsequent death, his designated beneficiary or beneficiaries, or, if there are no designated beneficiaries, his estate, as the case may be, as severance pay or liquidated



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

damages,  or both, a lump sum cash  payment  equal to three (3) times the sum of
(i) the average annual rate of Base Salary paid in the last three (3) years ending in the year of termination and (ii) the average annual rate of bonus awarded to Executive during the prior three (3) years. Such payments shall be paid within sixty (60) days of the Executive's Separation from Service (within the meaning of Section 409A of the Code) and shall not be reduced in the event Executive obtains other employment following the Event of Termination.

     (c) Upon the occurrence of an Event of Termination, the Bank shall pay Executive, or in the event of his subsequent death, his designated beneficiary or beneficiaries, or, if there are no designated beneficiaries, his estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on the Executive's behalf under the Bank's Benefit Plans (as defined in Section 3(c) of this Agreement), as if Executive had continued working for the Bank for the remaining unexpired Employment Period under the Agreement following such Event of Termination, earning the salary and credited service that would have been achieved during such period, where such present values are to be determined using a discount rate of six percent (6%) and, in the case of defined benefit plans, the mortality tables prescribed under Section 72 of the Code. The amount payable hereunder shall be paid as soon as reasonably practicable following the occurrence of the Event of Termination but in no event shall be paid later than two and one-half months following the end of the calendar year in which the Event of Termination occurs.

     (d) Upon the occurrence of an Event of Termination, the Bank shall provide at the Bank's expense for the remaining unexpired Employment Period under this Agreement, life insurance and non-taxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Bank for Executive prior to the Event of Termination, except to the extent such coverage may be changed in its application to all Bank employees.

     (e) Upon the occurrence of an Event of Termination, Executive shall have the right within thirty (30) days following such Event of Termination, upon the surrender of stock options, stock, warrants, stock appreciation rights, phantom stock rights or other equity or equity rights (collectively, "Stock Rights") issued to Executive by the Bank or its parent, subsidiaries and affiliates, to a lump sum payment equal to the product of:

          (i) The excess of (A) the Fair Market Value (as herein defined) of a share of stock of the same class as the stock that constitutes or is subject to the Stock Right, determined as of the date of termination of employment, over (B) the exercise price per share, if any, for such Stock Right, as specified in or under the relevant plan or program; multiplied by

          (ii) The number of shares with respect to which Stock Rights are being surrendered.

For purposes of this Section 6(e), for purposes of determining Executive's right following an Event of Termination to exercise any Stock Rights not surrendered pursuant hereto, Executive shall be deemed to be fully vested in and entitled to exercise all Stock Rights under any stock option or rights plan or program maintained by, or covering employees of, the Bank or its subsidiaries, even if Executive is not so vested or entitled to then exercise such rights under such plan or program.

     (f) For purposes of this Agreement, "Fair Market Value" means the fair market value per share of the Company's common stock ("Common Stock"). For purposes hereof, the Fair Market Value of a share of Common Stock shall be the closing sale price of a share of Common Stock on the date the Executive exercises his right under Section 6(e) of this Agreement (or, if such day is not a trading day in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one) or national quotation system in which such shares are then traded, or if no such closing prices are reported, the mean between the high bid and low asked prices that day on the principal market or national quotation system then in use.


     (g) For purposes of this Agreement, a "Separation from Service" shall have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by the Executive after the date of the Event of Termination (whether as an employee or as an independent contractor) or the level of further services performed will not exceed forty-nine percent (49%) of the average level of bona fide services in the twelve (12) months immediately preceding the Event of Termination. For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii). If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under paragraph (b) or
(c) of this Section 6 shall be determined to be subject to Code Section 409A, then if and to the extent necessary to comply with Code Section 409A and avoid additional tax thereunder, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive's Separation from Service.

7.   CHANGE IN CONTROL.

     (a) Any payments made to Executive pursuant to this Section 7 are in lieu of any payments that may otherwise be owed to Executive pursuant to this Agreement under Section 6, such that Executive shall either receive payments pursuant to Section 6 or pursuant to Section 7, but not pursuant to both Sections.


     (b) For purposes of this Agreement, the term "Change in Control" shall mean any of the following events:

          (i) any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing twenty-five percent (25%) or more of the combined voting power of such outstanding securities, except for any securities purchased by any employee stock ownership plan or trust established by the Bank or the Company; or

          (ii) individuals who constitute the Board on the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority thereof,



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

     provided that any person becoming a director subsequent to the Effective Date whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders of the Bank or the Company was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this Subsection (B), considered as though they were members of the Incumbent Board; or

          (iii) a sale of all or substantially all the assets of the Bank or the Company, or a plan of reorganization, merger, consolidation, or similar transaction occurs in which the security holders of the Bank or the Company immediately prior to the consummation of the transaction do not own at least fifty and one tenth of one percent (50.1%) of the securities of the surviving entity to be outstanding upon consummation of the transaction; or

          (iv) a proxy statement is issued soliciting proxies from stockholders of the Bank or the Company by someone other than the current management of the Bank or the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Bank or the Company, or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Bank or the Company; or

          (v) a tender offer is made for twenty-five percent (25%) or more of the voting securities of the Bank or the Company, and stockholders owning beneficially or of record twenty-five percent (25%) or more of the outstanding securities of the Bank or the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

     (c) Upon the  occurrence of a Change in Control  followed  within  eighteen
(18) months by an Event of Termination (as defined in Section 6 hereof), the Bank shall pay Executive, or in the event of his death, his designated beneficiary or beneficiaries, or, if there are no designated beneficiaries, his estate, as the case may be, a lump sum cash payment equal to three (3) times the sum of: (i) his current Base Salary, plus (ii) the highest rate of bonus paid to Executive during the three (3) year period ending in the year prior to the year of the Change in Control. Such payment shall be made in a lump sum within sixty
(60) days of the Event of Termination.

     (d) Upon the  occurrence of a Change in Control  followed  within  eighteen
(18) months by an Event of Termination (as defined in Section 6 hereof), the Bank shall pay Executive, or in the event of his death, his designated beneficiary or beneficiaries, or, if there are no designated beneficiaries, his estate, as the case may be, a lump sum cash payment reasonably estimated to be equal to the present value of the contributions that would have been made on Executive's behalf under the Company or the Bank's Benefit Plans, as if Executive had continued working for the Bank for the remaining unexpired Employment Period or Revised Employment Period under the Agreement following such Event of Termination, earning the salary and credited service that would have been achieved during such period, where such



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present  values are to be  determined  using a discount rate of six percent (6%)
and, in the case of defined benefit plans, the mortality tables prescribed under
Section 72 of the Code. Such payment shall be made to Executive no later than two and one half months after the end of the calendar year in which the Event of Termination occurred.

     (e) Upon the  occurrence of a Change in Control  followed  within  eighteen
(18) months by an Event of Termination (as defined in Section 6 hereof), the Bank (or its successor) shall provide at the Bank's (or its successor's) expense, for the remaining unexpired Employment Period or Revised Employment Period under this Agreement, life insurance and non-taxable medical and dental coverage substantially comparable, as reasonably available, to the coverage maintained by the Company or the Bank for Executive prior to his termination, except to the extent such coverage may be changed in its application to all Bank employees and then the coverage provided to Executive shall be commensurate with such changed coverage.

     (f) Except as otherwise provided by Section 18 hereof or as otherwise provided by then applicable law, in the event of an Event of Termination within eighteen (18) months following a Change in Control, Executive shall have the right within thirty (30) days following such Event of Termination, upon the surrender of stock options, stock, warrants, stock appreciation rights or phantom stock rights (collectively, "Stock Rights") issued to Executive by the Bank or its subsidiaries and affiliates, to a lump sum payment equal to the product of:

          (i) The excess of (A) the Fair Market Value (as defined in Section 6(f) of this Agreement) of shares of stock of the same class as the stock that constitutes or is subject to the Stock Right, determined as of the date of the Change in Control, over (B) the exercise price per share, if any for Stock Right, as specified in or under the relevant plan or program; multiplied by

          (ii) The number of shares with respect to which Stock Rights are being surrendered.

For purposes of this Section 7(f), for purposes of determining Executive's right following a Change of Control to exercise any Stock Rights not surrendered pursuant hereto, Executive shall be deemed to be fully vested in and entitled to exercise all Stock Rights under any stock option or rights plan or program maintained by, or covering employees of, the Bank or its subsidiaries, even if Executive is not so vested or entitled to then exercise such rights under such plan or program.

     (g) Notwithstanding anything to the contrary set forth in this Section 7 or otherwise in this Agreement, if at any time Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company or the Bank's affairs by notice served under or pursuant to then applicable law, including under or pursuant to the relevant provisions of the Federal Deposit Insurance Act, as amended, (the "FDIA") the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion, (i) pay to Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate in whole or in part any of its obligations that were suspended.



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Moreover,  notwithstanding  anything to the contrary set forth in this Section 7 or otherwise in this Agreement, if Executive is removed and/or permanently prohibited from participating in the conduct of the Company or the Bank's affairs by an order issued under or pursuant to then applicable law, including under the relevant provisions of the FDIA, Executive shall be deemed to have been terminated for Just Cause, and all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

     (h) If Executive is a Specified Employee, as defined in Code Section 409A and any payment to be made under paragraph (c) or (d) of this Section 7 shall be determined to be subject to Code Section 409A, then if and to the extent necessary to comply with Code Section 409A and avoid additional tax thereunder, such payment or a portion of such payment (to the minimum extent possible) shall be delayed and shall be paid on the first day of the seventh month following Executive's Separation from Service.

8.   LIMITATION OF BENEFITS UNDER CERTAIN CIRCUMSTANCES.

     If the payments and benefits pursuant to Section 7 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a "parachute payment" under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to
Section 7 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits under Section 7 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. If the payments and benefits under
Section 7 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits. The determination of any reduction in the payments and benefits to be made pursuant to Section 7 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank. Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days from the Event of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose. Nothing contained herein shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 8, or a reduction in the payments and benefits specified in Section 7 below zero.

9.   TERMINATION FOR DISABILITY OR DEATH.

     (a) Termination of Executive's employment based on "Disability" shall be construed to comply with Section 409A of the Code and shall be deemed to have occurred if: (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or the Bank; or (iii) Executive is determined to be totally disabled by the Social Security Administration. The provisions of Sections 9(b) and (c) shall apply upon the termination of the Executive's employment based on Disability.

     (b) Executive shall be entitled to receive benefits under any short- or long-term disability plan maintained by the Company or the Bank. To the extent such benefits are less than Executive's Base Salary, the Bank shall pay Executive an amount equal to the difference between such disability plan benefits and the amount of Executive's Base Salary for one year following the termination of his employment due to Disability.

     (c) The Bank shall cause to be continued life insurance and non-taxable medical and dental coverage substantially comparable, as reasonable available, to the coverage maintained by the Bank for Executive prior to the termination of his employment based on Disability, except to the extent such coverage may be changed in its application to all Bank employees or not available on an individual basis to an employee terminated based on Disability. This coverage shall cease upon the earlier of: (i) the date Executive returns to the full-time employment of the Bank; (ii) Executive's full-time employment by another employer; (iii) the expiration of the remaining unexpired Employment Period under this Agreement; or (iv) Executive's death.

     (d) In the event of Executive's death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive's Base Salary at the rate in effect at the time of Executive's death for a period of one (1) year from the date of Executive's death, and the Bank shall continue to provide non-taxable medical, dental and other insurance benefits normally provided for Executive's family (in accordance with its customary co-pay percentages) for one (1) year after Executive's death. Such payments are in addition to any other life insurance or other benefits that Executive's beneficiaries may be entitled to receive under any of the Company or the Bank's Benefit Plans. Notwithstanding the foregoing, if Executive incurs an Event of Termination under Section 6 hereof and prior to commencement of continued salary or other benefit payment thereunder Executive dies, such payments shall continue to be made to
Executive's designated beneficiary, if any, estate or legal representative, as the case may be.

10.  TERMINATION FOR JUST CAUSE.

     (a) The Bank may terminate Executive's employment at any time, but any termination other than termination for "Just Cause," as defined herein, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after termination for "Just Cause" (except as expressly provided otherwise in this Agreement). The phrase "Just Cause" as used herein, shall exist when there has been a good faith determination by the Board that there shall have occurred one or more of the following events with respect to
Executive: (i) the conviction of Executive of a felony; (ii) the willful commission by Executive of a criminal or other act that, in the reasonable judgment of the Board will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank; (iii) the commission by Executive of an act of fraud in the performance of his duties on behalf of the Bank; (iv) the continuing willful and material failure of Executive to perform his duties to the Bank (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to Executive by the Board; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of Executive's employment by the Bank. Notwithstanding the foregoing, Just Cause shall not be deemed to exist unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive and his counsel to be heard before the Board prior to the time the Board decision is made), finding that in the good faith opinion of the Board Executive was guilty of conduct described above and specifying the particulars thereof. Prior to holding a meeting at which the Board is to make a final determination whether Just Cause exists, if the Board determines in good faith at a meeting of the Board, by not less than a majority of its entire membership, that there is probable cause for it to find that Executive was guilty of conduct constituting Just Cause as described above, the Board may suspend Executive from his duties hereunder for a reasonable period of time not to exceed fourteen (14) days pending a further meeting at which Executive shall be given the opportunity to be heard before the Board. Upon a finding of Just Cause, the Board shall deliver to Executive a Notice of Termination, as more fully described in Section 11 below.

     (b) For purposes of this Section 10, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Bank. Any act, or failure to act, based upon the direction of the Board or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank.

11.  NOTICE OF TERMINATION.

     (a) Any purported termination by the Bank for Just Cause shall be communicated by Notice of Termination to Executive. If, within thirty (30) days after any Notice of Termination for Just Cause is given, Executive notifies the Bank that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration, as provided in Section 20. Notwithstanding the pendency of any such dispute, the Bank shall discontinue paying Executive's compensation until the dispute is finally resolved in accordance with this Agreement. If it is determined that Executive is entitled to compensation and benefits under Section 6 or 7, the payment of such compensation and benefits by the Bank shall commence immediately following the date of resolution by arbitration, with interest due Executive on the cash amount that would have been paid pending arbitration (at the prime rate as published in The Wall Street Journal from time to time).

     (b) Any other purported termination by the Bank or by Executive shall be communicated by a "Notice of Termination" (as defined in Section 11(c)) to the other party. If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the parties shall promptly proceed to arbitration as provided in Section 20. Notwithstanding the pendency of any such dispute, the Bank shall continue to pay Executive his Base Salary, and other compensation and benefits in effect when the notice giving rise to the dispute was given (except as to termination of Executive for Just Cause); provided, however, that such payments and benefits shall not continue beyond the date that is thirty-six (36) months from the date the Notice of Termination is given. In the event the voluntary termination by Executive of his employment is disputed by the Bank, and if it is determined in arbitration that Executive is not entitled to termination benefits pursuant to this Agreement, he shall return all cash payments made to him pending resolution by arbitration, with interest thereon at the prime rate as published in The Wall Street Journal from time to time, if it is determined in arbitration that Executive's voluntary termination of employment was not taken in good faith and not in the reasonable belief that grounds existed for his voluntary termination. If it is determined that Executive is entitled to receive severance benefits under this Agreement, then any continuation of Base Salary and other compensation and benefits made to Executive under this Section 11 shall offset the amount of any severance benefits that are due to Executive under this Agreement.

     (c) For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

12.  NONCOMPETITION.

     (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with Sections 12(b), 12(c) and 12(d).

     (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party other than litigation in which Executive or his family is a party; provided that such information and assistance does not materially interfere with the Executive's subsequent employment or self-employment.

     (c) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Office of the Comptroller of the Currency ("OCC"), the Federal Deposit Insurance Corporation ("FDIC"), or other bank regulatory agency with jurisdiction over the Bank or Executive). Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank which is otherwise publicly available or which Executive is otherwise legally required to disclose. In the event of a breach or threatened breach by Executive of the provisions of this Section 12, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

     (d) Subject to Section 12(e), upon any termination of Executive's employment hereunder pursuant to Section 6 or 7 of this Agreement, Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any city, town or county in which the Company or the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, its business and property in the event of Executive's breach of this Section 12, agree that in the event of any such breach by the Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive's partners, agents, servants, employers, employees and all persons acting for or with Executive. Executive represents and admits that Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

     (e) Notwithstanding any other provision of this Agreement, the parties understand, acknowledge and agree that the provisions of Section 12(d) shall not apply in the event of Executive's termination of employment if: (i) Executive is not entitled to receive severance benefits under any circumstances or determines within ninety (90) days of such termination to waive any such severance payments (and repays any severance benefits he has already received), except in the case of termination for Just Cause; (ii) such termination follows a Change in Control; (iii) such termination constitutes an involuntary termination not for Just Cause; or (iv) such termination constitutes a resignation for Good Reason.

13.  KEYMAN LIFE INSURANCE

     The Bank shall have the right to obtain and hold a "keyman" life insurance policy on the life of Executive with the Bank as beneficiary of the policy. Executive agrees to provide any information reasonably required for the issuance of such policy and to submit himself to any physical examination reasonably required for such policy.

14.  EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

     This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

15.  NO ATTACHMENT; BINDING ON SUCCESSORS.

     (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

     (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

16.  MODIFICATION AND WAIVER.

     (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.


17.  REGULATORY RESTRICTIONS.

     The parties understand and agree that at the time any payment would otherwise be made or benefit provided under Section 6 or 7 under this Agreement, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe or unsound banking practice, or for some other reason not properly due or payable by the Bank in accordance with rules and regulations promulgated by the OCC, the FDIC or otherwise. The Bank agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under Section 6 or 7 hereof, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under Section 6 or 7 of this Agreement where (i) an appropriate regulatory authority does not approve or acquiesce as required, or (ii) the Bank has been informed by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound banking practice, violate a written agreement with the regulatory authority, violate an applicable rule or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against the Bank.

18.  SEVERABILITY.

     If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

19.  HEADINGS FOR REFERENCE ONLY.

     The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

20.  GOVERNING LAW.

     Except to the extent preempted by federal law, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York by parties all of whom are citizens and residents of the State of New York.

21.  ARBITRATION.

     Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the main office of the Bank, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes ("National Rules") then in effect. One arbitrator shall be selected by Executive, one arbitrator shall be selected by the Bank and the third arbitrator shall be selected by the arbitrators selected by the parties. If the arbitrators are unable to agree within fifteen (15) days upon a third arbitrator, the arbitrator shall be appointed for them from a panel of arbitrators selected in accordance with the National Rules. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Bank shall pay for the cost of such arbitration, including the costs and fees of the American Arbitration Association and/or the selected arbitrators.

22.  PAYMENT OF LEGAL FEES.

     (a) To the extent permitted by then applicable law, the Bank shall, on or after the date of a Change of Control, indemnify, hold harmless and defend Executive from and against reasonable costs, including reasonable legal fees, costs and expenses, incurred by him in connection with or arising out of any action, suit or proceeding (including arbitration pursuant to Section 20 of this Agreement) in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement.

     (b) In the event the Bank exercises its right to terminate the Executive's employment for "Just Cause," but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Section 20 of this Agreement that "Just Cause" as defined in this Agreement did not exist for such termination, or if in any event it is determined by any such court or arbitrator that the Bank has failed to make timely payment of any amounts owed to the Executive under this Agreement, the Executive shall be entitled to reimbursement for all reasonable costs, including attorney's fees, incurred in challenging such termination or collecting such amounts. Such reimbursement shall be in addition to all rights to which the Executive is otherwise entitled under this Agreement.

     (c) The Bank shall, upon execution of this Agreement, reimburse the Executive for his reasonable legal fees for review of the Agreement up to a maximum of $2,000.

23.  INDEMNIFICATION.

     During the term of this Agreement and for a period of six (6) years thereafter, the Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors and officers liability insurance policy at its expense, and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys fees and the cost of reasonable settlements (such settlements must be approved by the Board). If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Company or the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.

24.  SUCCESSOR TO THE BANK.

     The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

25.  SOURCE OF PAYMENTS; NO DUPLICATION OF PAYMENTS.

     (a) All the payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.

     (b) Notwithstanding any provision herein to the contrary, to the extent that payments and benefits, as provided by this Agreement, are paid to or received by Executive under the Employment Agreement dated as of December __, 2008 governing the terms and conditions of Executive's employment by the Company (the "Company Agreement"), such compensation payments and benefits paid by the Bank will be subtracted from any amount due Executive under this Agreement. Payments pursuant to this Agreement and the Company Agreement shall be allocated in proportion to the level of activity and the time expended on such activities by Executive as determined by the Company and the Bank on a quarterly basis.

26.  NOTICE.

     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or five days after mailing if mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party: (a) if to the
Bank:  Empire  State  Bank,  N.A.,  68 North  Plan  Road,  Newburgh,  NY  12550,
Attention: Corporate Secretary; and (b) if to the Executive: to the most recent address on file for him in the Bank's personnel records.

                            [signature page follows]

                                   SIGNATURES


     IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized representative, and Executive has signed this Agreement, on the date first above written.

                                      EMPIRE STATE BANK, N.A.




December 29, 2008                     By: /s/ Michel Ostrow
-------------------------                 -----------------------------------
Date                                      Michael Ostrow
                                          -----------------------------------,
                                          Director Authorized to Sign

                                      EXECUTIVE


December 29, 2008                     /s/ Joseph L. Macchia
-------------------------             ---------------------------------------
Date                                  Joseph L. Macchia